Exhibit 99.1

FOR IMMEDIATE RELEASE

Orange County Bancorp, Inc. Announces Third Quarter 2024 results:
•	Net Interest Income increased $467 thousand, or 2.1%, to $23.0 million for the quarter ended September 30, 2024, from $22.5 million for the quarter ended September 30, 2023
•	Net Interest Margin grew 3 basis points to 3.81% for the quarter ended September 30, 2024, as compared to 3.78% for the quarter ended September 30, 2023
•	Total Loans grew $49.0 million, or 2.8%, reaching $1.8 billion at September 30, 2024 as compared to $1.7 billion at December 31, 2023.
•	Total Deposits rose $101.3 million, or 5.0%, to $2.1 billion at September 30, 2024, from $2.0 billion at year-end 2023
•	Book value per share increased $4.77, or 16.3%, to $34.03 at September 30, 2024, from $29.26 at December 31, 2023
•	Trust and investment advisory income rose $521 thousand, or 20.1%, to $3.1 million for Q3 2024, as compared to $2.6 million for Q3 2023

MIDDLETOWN, N.Y., October 30, 2024 – Orange County Bancorp, Inc. (the “Company” - Nasdaq: OBT), parent company of Orange Bank & Trust Co. (the “Bank”) and Hudson Valley Investment Advisors, Inc. (“HVIA”), today announced net income of $3.2 million, or $0.57 per basic and diluted share, for the three months ended September 30, 2024.  This compares with net income of $9.0 million, or $1.61 per basic and diluted share, for the three months ended September 30, 2023.  The decrease in earnings per share, basic and diluted, was due primarily to increases in the provision for credit losses and non-interest expense offset by increases in net interest income and non-interest income during the current period.  For the nine months ended September 30, 2024, net income was $20.7 million, or $3.67 per basic and diluted share, as compared to $21.4 million, or $3.79 per basic and diluted share, for the nine months ended September 30, 2023.
Book value per share rose $4.77, or 16.3%, year-to-date, from $29.26 at December 31, 2023 to $34.03 at September 30, 2024. Tangible book value per share increased $4.81, or 17.1%, during the same period, from $28.12 at December 31, 2023 to $32.93 at September 30, 2024 (see “Non-GAAP Financial Measure Reconciliation” below for additional detail). These increases were due primarily to earnings during the nine months ended September 30, 2024, as well as a decrease in accumulated other comprehensive income (loss) associated with a reduction in unrealized losses within the investment securities portfolio.
“This quarter was one in which our core and ancillary businesses continued to perform well,” said Company President and CEO Michael Gilfeather, “but earnings were negatively impacted by a significant commercial office space loan. For the quarter, we increased our provision for loan losses by $7.2 million.  This was primarily attributable to a $5.6 million reserve against an office space participation loan identified as problematic in the prior quarter, and against which we’ve already reserved nearly $4 million.  Our decision to add to the reserves was the result of further deterioration of the loan and uncertainty regarding the borrower’s commitment to payment performance and we are pursuing all remedies at our disposal.  The remainder of the quarterly provision, approximately $1.6 million, was primarily attributable to loan growth during the quarter, as well as the impact associated with periodic review of our loan portfolio.  We are fortunate that, despite this reserve, the strength and resilience of our business model enabled us to record $3.2 million of net income for the quarter, bringing our 9-month total to $20.7 million, as compared to $21.4 million for the same period last year.

Loan demand and economic activity in the communities we serve remains strong. This was aided by the Federal Reserve’s long-awaited reduction in interest rates – an outsized 50 basis points – which contributed to quality loan growth experienced in the quarter.  For the quarter, total loans increased $62.3 million, or 3.6%, increasing our total loan portfolio to $1.8 billion at quarter end, up from $1.7 billion at year end 2023.   Total deposits at quarter end, though below second quarter levels due to seasonal reductions in municipal deposits and IOLA business, have grown $101.3 million, or 5.0%, since year end, eclipsing $2.1 billion.  Attorneys, while not the only source of our IOLA deposits, are a significant component which have the added benefit of providing meaningful business referrals to the Bank.   Total cost of deposits was 1.25% for Q3, reflecting the Bank’s ongoing commitment to growing commercial checking accounts and other low-cost deposits.  Given the challenges our industry has confronted retaining, much less growing deposits in the current interest rate environment, I am very proud of these results.
Net interest margin for the quarter was 3.81%, down 29 basis points, or 7.1%, from the previous quarter, but still well above industry averages.
Our Wealth Management divisions continued their strong performance in Q3.  Trust and Advisory income rose approximately $521 thousand, or 20.1% to $3.1 million, as compared to $2.6 million during Q3 2023.  While a portion of this is attributable to asset growth from favorable market performance, gathering new AUM has become a bank wide area of focus.  Bank clients seeking higher returns on their idle deposits are introduced to our HVIA asset management staff, who have competitive alternatives, financial market insight, and can provide tailored investment solutions for their overall cash strategies.  This has enabled us to retain those funds, attract new AUM from outside and keep client assets in-house for easy access as business and personal needs evolve over time.
As frustrating as aspects of this quarter have been, overall performance of the Bank and our employees has been exemplary.  We recognize success in our industry isn’t judged by quarters, but by years, with our 132-year history serving as testimony to the commitment of our employees and consistency of our performance over time. This perspective has been critical to our success and is why our staff and clients have remained close and loyal to our vision. So I once again thank our employees for their hard work and dedication, our customers for their trust and business, and our investors for their continued confidence and support.”

Third Quarter 2024 Financial Review
Net Income
Net income for the third quarter of 2024 was $3.2 million, a decrease of $5.8 million, or 64.4%, from net income of $9.0 million for the third quarter of 2023. The decrease was the result of a substantial provision for estimated credit losses as well as increased interest and non-interest expense over the same quarter last year.  Net income for the nine months ended September 30, 2024 was $20.7 million, as compared to $21.4 million for the same period in 2023.  The decrease similarly reflected the effect of an increase in provision for credit losses coupled with increased non-interest expense during the first nine months of 2024, as compared to the same period in 2023.  The provision includes the impact of additional reserves associated with a nonaccrual loan during the current quarter.
Net Interest Income
For the three months ended September 30, 2024, net interest income rose $467 thousand, or 2.1%, to $23.0 million, versus $22.5 million during the same period last year. The increase was driven primarily by a $1.7 million increase in interest and fees on loans during the current period.  For the nine months ended September 30, 2024, net interest income reached $68.7 million, representing an increase of $2.4 million, or 3.7%, over the first nine months of 2023.
Total interest income rose $1.3 million, or 4.4%, to $31.4 million for the three months ended September 30, 2024, compared to $30.1 million for the three months ended September 30, 2023.  The increase reflected 6.9% growth in interest and fees associated with loans, a 1.6% increase in interest income from tax-exempt investment securities, and an 8.2% increase in interest income related to fed funds interest and balances held at correspondent banks.  For the nine months ended September 30, 2024, total interest income rose $8.8 million, or 10.2%, to $95.0 million as compared to $86.2 million for the nine months ended September 30, 2023.
Total interest expense increased $870 thousand during the third quarter of 2024, to $8.5 million, as compared to $7.6 million in the third quarter of 2023.  The increase represented the combined effect of rising interest rates on customer deposits and brokered deposits partially offset by a decrease in the cost associated with borrowed funds utilized as alternate sources of funding.  Interest expense associated with savings and NOW accounts totaled $5.4 million during the third quarter of 2024, as compared to $3.5 million during the third quarter of 2023.  Interest expense associated with FHLB advances drawn and other borrowings during the current quarter totaled $1.6 million, as compared to $1.9 million during the third quarter of 2023.  During the nine months ended September 30, 2024, total interest expense rose $6.4 million, to $26.3 million, as compared to $20.0 million for the same period last year.
Provision for Credit Losses
As of January 1, 2023, the Company adopted the current expected credit losses methodology (“CECL”) accounting standard, which includes loans individually evaluated, as well as loans evaluated on a pooled basis to assess the adequacy of the allowance for credit losses. The Bank seeks to estimate lifetime losses in its loan and investment portfolio by using expected discounted cash flows and supplemental qualitative considerations, including relevant economic considerations, portfolio concentrations, and other external factors, as well as evaluating investment securities held by the Bank.

The Company recognized a provision for credit losses of $7.2 million for the three months ended September 30, 2024, as compared to $837 thousand for the three months ended September 30, 2023.  This increase was primarily driven by a $5.6 million reserve associated with a specific non-accrual commercial loan as well as the impact of the methodology associated with estimated lifetime losses and the increase in loans closed during the quarter.  The allowance for credit losses to total loans was 1.73% as of September 30, 2024 versus 1.44% as of December 31, 2023.  For the nine months ended September 30, 2024, the provision for credit losses totaled $7.8 million as compared to $7.4 million for the nine months ended September 30, 2023.  No reserves for investment securities were recorded during 2024.
Non-Interest Income
Non-interest income rose $954 thousand, or 29.6%, to $4.2 million for the three months ended September 30, 2024, as compared to $3.2 million for the three months ended September 30, 2023.  This growth was related to continued increased fee income within several of the Company’s fee income categories, including investment advisory income, trust income, and service charges on deposit accounts.  For the nine months ended September 30, 2024, non-interest income increased approximately $2.0 million, to $11.7 million, as compared to $9.7 million for the nine months ended September 30, 2023.
Non-Interest Expense
Non-interest expense was $16.0 million for the third quarter of 2024, reflecting an increase of $2.4 million, or 17.3%, as compared to $13.6 million for the same period in 2023.  The increase in non-interest expense for the current three-month period reflected the Company’s continued commitment to growth.  This investment consists primarily of increases in compensation, information technology, and deposit insurance costs, as well as professional fees associated with certain corporate initiatives.  Our efficiency ratio increased to 58.8% for the three months ended September 30, 2024, from 52.8% for the same period in 2023.   For the nine months ended September 30, 2024, our efficiency ratio increased to 58.2% from 55.4% for the same period in 2023.  Non-interest expense for the nine months ended September 30, 2024 reached $46.7 million, reflecting a $4.7 million increase over non-interest expense of $42.1 million for the nine months ended September 30, 2023.
Income Tax Expense
Provision for income taxes for the three months ended September 30, 2024 was $788 thousand, as compared to $2.3 million for the same period in 2023.  The decrease was directly related to lower income before income taxes.  For the nine months ended September 30, 2024, the provision for income taxes was $5.1 million, approximately the same as for the nine months ended September 30, 2023.  Our effective tax rate for the three-month period ended September 30, 2024 was 19.7%, as compared to 20.0% for the same period in 2023.  Our effective tax rate for the nine-month period ended September 30, 2024 was 19.9%, as compared to 19.3% for the same period in 2023.

Financial Condition
Total consolidated assets increased $33.6 million, or 1.4%, to remain relatively level at $2.5 billion at September 30, 2024 and December 31, 2023. The stability of the balance sheet included loan growth and continued increases in deposits and cash as well as paydowns of borrowings during the current nine-month period.
Total cash and due from banks increased from $147.4 million at December 31, 2023, to $160.9 million at September 30, 2024, an increase of approximately $13.5 million, or 9.2%. This increase resulted primarily from increases in deposit balances and slower loan growth which increased cash levels while reducing short-term borrowings.
Total investment securities decreased $26.7 million, or 5.3%, from $504.5 million at December 31, 2023 to $477.8 million at September 30, 2024.  The decrease continues to be driven primarily by investment maturities during the first nine months of 2024.
Total loans increased $49.0 million, or 2.8%, from $1.7 billion at December 31, 2023 to $1.8 billion at September 30, 2024.  The increase was primarily driven by an increase of $75.2 million related to commercial real estate loans as well as a $4.7 million increase in consumer loans offset by decreases in all other loan categories during 2024.
Total deposits increased $101.3 million, to $2.1 billion at September 30, 2024, from $2.0 billion at December 31, 2023. This increase was due primarily to $122.1 million of growth in money market accounts, $37.4 million increase in interest bearing demand accounts, and $30.1 million increase in savings accounts.  The increases in deposit accounts were offset by an $8.8 million decrease in noninterest-bearing demand accounts and a $79.6 million decrease in certificates of deposit, mainly associated with brokered deposits utilized by the Bank for short term funding purposes.  Deposit composition at September 30, 2024 included 48.3% in demand deposit accounts (including NOW accounts) as a percentage of total deposits.  Uninsured deposits, net of fully collateralized municipal relationships, remain stable and represent approximately 39% of total deposits at September 30, 2024, as compared to 37% of total deposits at December 31, 2023.
FHLBNY short-term borrowings decreased by $142.5 million, or 63.5%, to $82 million as of September 30, 2024, as compared to $224.5 million at December 31, 2023. The decrease in borrowings was driven by increased deposits which outpaced loan growth during the first nine months of 2024 and allowed for paydowns of borrowings while maintaining adequate levels of cash at September 30, 2024.  The decrease in borrowings reflects a strategic decision to actively manage liquidity sources and take advantage of opportunities to reduce funding costs.
Stockholders’ equity increased approximately $27.7 million during the first nine months of 2024, reaching $193.1 million at September 30, 2024 from $165.4 million at December 31, 2023.  The increase was due primarily to $20.7 million of net income during the first nine months of 2024, partially reduced by dividends and favorably impacted by a reduction of unrealized losses of approximately $9.7 million, net of taxes, on the market value of investment securities within the Company’s equity as accumulated other comprehensive income (loss).
At September 30, 2024, the Bank maintained capital ratios in excess of regulatory standards for well capitalized institutions. The Bank’s Tier 1 capital to average assets ratio was 10.06%, both common equity and Tier 1 capital to risk weighted assets were 13.64%, and total capital to risk weighted assets was 14.89%.

Wealth Management
At September 30, 2024, our Wealth Management Division, which includes trust and investment advisory, totaled $1.8 billion in assets under management or advisory, as compared to $1.6 billion at December 31, 2023, a 13.4% increase.  Trust and investment advisory income for the quarter ended September 30, 2024 reached $3.1 million and represented an increase of 20.0%, or $521 thousand, as compared to $2.6 million for the quarter ended September 30, 2023.

The breakdown of trust and investment advisory assets as of September 30, 2024 and December 31, 2023, respectively, is as follows:

ORANGE COUNTY BANCORP, INC.
SUMMARY OF AUM/AUA
(UNAUDITED)
(Dollar Amounts in thousands)
	At September 30, 2024		At December 31, 2023
	Amount	Percent	Amount	Percent
Investment Assets Under Management & Advisory	$1,107,182	61.78%	$909,384	57.56%
Trust Asset Under Administration & Management	684,937	38.22%	670,515	42.44%
Total	$1,792,119	100.00%	$1,579,899	100.00%

Loan Quality
At September 30, 2024, the Bank had total non-performing loans of $11.2 million, or 0.62% of total loans.  Total non-accrual loans represented approximately $10.9 million of loans as of September 30, 2024, compared to $4.4 million at December 31, 2023.  The increase in non-accrual loans was primarily the result of one $10.7 million commercial real estate participation which remains non-performing and in non-accrual status at quarter end.
On October 25, 2024, the Bank filed a civil complaint in the United States District Court for the District of New Jersey against the lead lender, Valley National Bank, of the non-performing commercial real estate loan participation noted above.  This action cites breach of contract and other claims related to the participation agreement with the lead lender.  The lawsuit requests damages and demands repurchase by the lead lender of the participated loan amount in accordance with the rights available under the terms of the participation agreement.

Liquidity
Management believes the Bank has the necessary liquidity to meet normal business needs.  The Bank uses a variety of resources to manage its liquidity position.  These include short term investments, cash from lending and investing activities, core-deposit growth, and non-core funding sources, such as time deposits exceeding $250,000, brokered deposits, FHLBNY advances, and other borrowings.  As of September 30, 2024, the Bank’s cash and due from banks totaled $160.9 million.  The Bank maintains an investment portfolio of securities available for sale, comprised mainly of US Government agency and treasury securities, Small Business Administration loan pools, mortgage-backed securities, and municipal bonds.  Although the portfolio generates interest income for the Bank, it also serves as an available source of liquidity and funding.  As of September 30, 2024, the Bank’s investment in securities available for sale was $477.8 million, of which $24.2 million was not pledged as collateral and additional $45.5 million with the Federal Reserve which is not specifically designated to any borrowings.  Additionally, as of September 30, 2024, the Bank’s overnight advance line capacity at the Federal Home Loan Bank of New York was $577.6 million, of which $76.0 million was used to collateralize municipal deposits and $10.0 million was utilized for long term advances.  As of September 30, 2024, the Bank’s unused borrowing capacity at the FHLBNY was $491.6 million. The Bank also maintains additional borrowing capacity of $20 million with other correspondent banks.  Additional funding is available to the Bank through the discount window lending by the Federal Reserve.  At September 30, 2024, the Bank was utilizing $50 million of funding through the Bank Term Funding Program from the Federal Reserve under a one-year facility.
The Bank also considers brokered deposits an element of its deposit strategy.  As of September 30, 2024, the Bank had brokered deposit arrangements with various terms totaling $107.3 million.

Non-GAAP Financial Measure Reconciliations
The following table reconciles, as of the dates set forth below, stockholders’ equity (on a GAAP basis) to tangible equity and total assets (on a GAAP basis) to tangible assets and calculates our tangible book value per share.

	September 30, 2024	December 31, 2023
	(Dollars in thousands except for share data)
Tangible Common Equity:
Total stockholders’ equity	$193,094	$165,376
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(892)	(1,107)
Tangible common equity	$186,843	$158,910
Common shares outstanding	5,674,126	5,651,311
Book value per common share	$34.03	$29.26
Tangible book value per common share	$32.93	$28.12

Tangible Assets
Total assets	$2,519,099	$2,485,468
Adjustments:
Goodwill	(5,359)	(5,359)
Other intangible assets	(892)	(1,107)
Tangible assets	$2,512,848	$2,479,002
Tangible common equity to tangible assets	7.44%	6.41%

About Orange County Bancorp, Inc
Orange County Bancorp, Inc. is the parent company of Orange Bank & Trust Company and Hudson Valley Investment Advisors, Inc. Orange Bank & Trust Company is an independent bank that began with the vision of 14 founders over 125 years ago. It has grown through innovation and an unwavering commitment to its community and business clientele to approximately $2.5 billion in total assets. Hudson Valley Investment Advisors, Inc. is a Registered Investment Advisor in Goshen, NY. It was founded in 1996 and acquired by the Company in 2012.
Forward Looking Statements
Certain statements contained herein are “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward looking statements are subject to numerous risks and uncertainties, including, but not limited to, those related to the real estate and economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, inflation, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, increased levels of loan delinquencies, problem assets and foreclosures, credit risk management, asset-liability management, cybersecurity risks, geopolitical conflicts, public health issues, the financial and securities markets and the availability of and costs associated with sources of liquidity.
The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically declines any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

For further information:
Michael Lesler
EVP & Chief Financial Officer
mlesler@orangebanktrust.com
Phone: (845) 341-5111

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CONDITION
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	September 30, 2024	December 31, 2023
ASSETS

Cash and due from banks	$160,872	$147,383
Investment securities - available-for-sale	469,532	489,948
(Amortized cost $529,161 at September 30, 2024 and $560,994 at December 31, 2023)
Restricted investment in bank stocks	8,267	14,525
Loans	1,796,094	1,747,062
Allowance for credit losses	(31,023)	(25,182)
Loans, net	1,765,071	1,721,880

Premises and equipment, net	15,624	16,160
Accrued interest receivable	10,007	5,934
Bank owned life insurance	41,993	41,447
Goodwill	5,359	5,359
Intangible assets	892	1,107
Other assets	41,482	41,725

TOTAL ASSETS	$2,519,099	$2,485,468

LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits:
Noninterest bearing	$690,419	$699,203
Interest bearing	1,449,604	1,339,546
Total deposits	2,140,023	2,038,749

FHLB advances, short term	82,000	224,500
FHLB advances, long term	10,000	10,000
BTFP borrowing	50,000	-
Subordinated notes, net of issuance costs	19,573	19,520
Accrued expenses and other liabilities	24,409	27,323

TOTAL LIABILITIES	2,326,005	2,320,092

STOCKHOLDERS' EQUITY

Common stock, $0.50 par value; 15,000,000 shares authorized;
5,683,304 issued; 5,674,126 and 5,651,311 outstanding,
at September 30, 2024 and December 31, 2023, respectively	2,842	2,842
Surplus	120,874	120,392
Retained Earnings	124,174	107,361
Accumulated other comprehensive income (loss), net of taxes	(54,386)	(64,108)
Treasury stock, at cost; 9,178 and 31,993 shares at September 30,
2024 and December 31, 2023, respectively	(410)	(1,111)
TOTAL STOCKHOLDERS' EQUITY	193,094	165,376

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,519,099	$2,485,468

ORANGE COUNTY BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(Dollar Amounts in thousands except per share data)

	For Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
INTEREST INCOME
Interest and fees on loans	$26,375	$24,682	$78,767	$70,398
Interest on investment securities:
Taxable	2,645	3,150	8,976	9,570
Tax exempt	573	564	1,722	1,721
Interest on Federal funds sold and other	1,843	1,703	5,556	4,514

TOTAL INTEREST INCOME	31,436	30,099	95,021	86,203

INTEREST EXPENSE
Savings and NOW accounts	5,432	3,506	15,167	9,081
Time deposits	1,213	1,954	5,741	3,893
FHLB advances and borrowings	1,593	1,907	4,734	6,295
Note payable	-	-	-	-
Subordinated notes	230	231	691	692
TOTAL INTEREST EXPENSE	8,468	7,598	26,333	19,961

NET INTEREST INCOME	22,968	22,501	68,688	66,242

Provision for credit losses	7,191	837	7,761	7,406
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	15,777	21,664	60,927	58,836

NONINTEREST INCOME
Service charges on deposit accounts	270	210	737	588
Trust income	1,379	1,266	4,000	3,707
Investment advisory income	1,741	1,333	4,966	3,819
Investment securities gains(losses)	-	-	-	107
Earnings on bank owned life insurance	39	243	551	725
Other	745	168	1,413	730
TOTAL NONINTEREST INCOME	4,174	3,220	11,667	9,676

NONINTEREST EXPENSE
Salaries	6,687	6,135	20,298	18,606
Employee benefits	2,269	1,752	6,695	5,359
Occupancy expense	1,222	1,180	3,547	3,614
Professional fees	1,557	799	4,330	3,512
Directors' fees and expenses	584	295	781	682
Computer software expense	1,526	1,233	4,191	3,714
FDIC assessment	210	463	978	1,023
Advertising expenses	364	364	1,166	1,074
Advisor expenses related to trust income	30	30	95	89
Telephone expenses	190	184	565	534
Intangible amortization	71	71	214	214
Other	1,237	1,084	3,884	3,644
TOTAL NONINTEREST EXPENSE	15,947	13,590	46,744	42,065

Income before income taxes	4,004	11,294	25,850	26,447

Provision for income taxes	788	2,256	5,131	5,093
NET INCOME	$3,216	$9,038	$20,719	$21,354

Basic and diluted earnings per share	$0.57	$1.61	$3.67	$3.79

Weighted average shares outstanding	5,653,904	5,629,642	5,643,591	5,628,036

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended September 30,
	2024			2023
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$1,759,989	$26,372	5.94%	$1,697,745	$24,677	5.77%
PPP Loans	186	3	6.40%	996	5	1.99%
Investment securities	463,347	3,252	2.78%	495,803	3,466	2.77%
Due from banks	160,563	1,843	4.55%	154,335	1,703	4.38%
Other	7,601	(34)	-1.77%	10,299	248	9.55%
Total interest earning assets	2,391,686	31,436	5.21%	2,359,178	30,099	5.06%
Non-interest earning assets	94,476			96,894
Total assets	$2,486,162			$2,456,072

Liabilities and equity:
Interest-bearing demand accounts	$370,442	$425	0.46%	$334,658	$332	0.39%
Money market accounts	695,516	4,083	2.33%	632,300	2,551	1.60%
Savings accounts	256,934	924	1.43%	242,627	623	1.02%
Certificates of deposit	116,817	1,213	4.12%	176,369	1,954	4.40%
Total interest-bearing deposits	1,439,709	6,645	1.83%	1,385,954	5,460	1.56%
FHLB Advances and other borrowings	127,197	1,593	4.97%	140,560	1,907	5.38%
Subordinated notes	19,561	230	4.66%	19,490	231	4.70%
Total interest bearing liabilities	1,586,467	8,468	2.12%	1,546,004	7,598	1.95%
Non-interest bearing demand accounts	688,138			736,313
Other non-interest bearing liabilities	25,947			23,279
Total liabilities	2,300,552			2,305,596
Total shareholders' equity	185,610			150,476
Total liabilities and shareholders' equity	$2,486,162			$2,456,072

Net interest income		$22,968			$22,501
Interest rate spread [1]			3.10%			3.11%
Net interest margin [2]			3.81%			3.78%
Average interest earning assets to interest-bearing liabilities	150.8%			152.6%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
NET INTEREST MARGIN ANALYSIS
(UNAUDITED)
(Dollar Amounts in thousands)

	Nine Months Ended September 30,
	2024			2023
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets:
Loans Receivable (net of PPP)	$1,742,193	$78,761	6.02%	$1,668,967	$70,374	5.64%
PPP Loans	197	6	4.06%	1,440	24	2.23%
Investment securities	470,701	10,048	2.84%	514,011	10,575	2.75%
Due from banks	156,899	5,556	4.72%	139,539	4,514	4.33%
Other	7,945	650	10.90%	11,268	716	8.50%
Total interest earning assets	2,377,935	95,021	5.32%	2,335,225	86,203	4.94%
Non-interest earning assets	96,047			95,597
Total assets	$2,473,982			$2,430,822

Liabilities and equity:
Interest-bearing demand accounts	$375,124	$1,348	0.48%	$336,801	$875	0.35%
Money market accounts	660,795	11,233	2.26%	623,039	6,471	1.39%
Savings accounts	249,013	2,586	1.38%	251,588	1,735	0.92%
Certificates of deposit	170,079	5,741	4.50%	147,750	3,893	3.52%
Total interest-bearing deposits	1,455,011	20,908	1.91%	1,359,178	12,974	1.28%
FHLB Advances and other borrowings	123,880	4,734	5.09%	164,434	6,295	5.12%
Subordinated notes	19,544	691	4.71%	19,472	692	4.75%
Total interest bearing liabilities	1,598,435	26,333	2.19%	1,543,084	19,961	1.73%
Non-interest bearing demand accounts	674,727			717,067
Other non-interest bearing liabilities	26,701			22,988
Total liabilities	2,299,863			2,283,139
Total shareholders' equity	174,119			147,683
Total liabilities and shareholders' equity	$2,473,982			$2,430,822

Net interest income		$68,688			$66,242
Interest rate spread [1]			3.13%			3.21%
Net interest margin [2]			3.85%			3.79%
Average interest earning assets to interest-bearing liabilities	148.8%			151.3%

Notes:
[1] The Interest rate spread is the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities
[2] Net interest margin is the annualized net interest income divided by average interest-earning assets

ORANGE COUNTY BANCORP, INC.
SELECTED RATIOS AND OTHER DATA
(UNAUDITED)

	Three Months Ended Septmember 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Performance Ratios:
Return on average assets (1)	0.52%	1.47%	1.12%	1.17%
Return on average equity (1)	6.93%	24.03%	15.87%	19.28%
Interest rate spread (2)	3.10%	3.11%	3.13%	3.21%
Net interest margin (3)	3.81%	3.78%	3.85%	3.79%
Dividend payout ratio (4)	40.44%	14.33%	18.79%	18.18%
Non-interest income to average total assets	0.67%	0.52%	0.63%	0.53%
Non-interest expenses to average total assets	2.57%	2.21%	2.52%	2.31%
Average interest-earning assets to average interest-bearing liabilities	150.76%	152.60%	148.77%	151.33%

	At	At
	September 30, 2024	December 31, 2023
Asset Quality Ratios:
Non-performing assets to total assets	0.44%	0.18%
Non-performing loans to total loans	0.62%	0.25%
Allowance for credit losses to non-performing loans	277.76%	568.83%
Allowance for credit losses to total loans	1.73%	1.44%

Capital Ratios (5):
Total capital (to risk-weighted assets)	14.89%	14.16%
Tier 1 capital (to risk-weighted assets)	13.64%	12.91%
Common equity tier 1 capital (to risk-weighted assets)	13.64%	12.91%
Tier 1 capital (to average assets)	10.06%	9.42%

Notes:
(1) Annualized for the three and nine month periods ended September 30, 2024 and 2023, respectively.
(2) Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the periods.
(3) The net interest margin represents net interest income as a percent of average interest-earning assets for the periods.
(4) The dividend payout ratio represents dividends paid per share divided by net income per share.
(5) Ratios are for the Bank only.

ORANGE COUNTY BANCORP, INC.
SELECTED OPERATING DATA
(UNAUDITED)
(Dollar Amounts in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Interest income	$31,436	$30,099	$95,021	$86,203
Interest expense	8,468	7,598	26,333	19,961
Net interest income	22,968	22,501	68,688	66,242
Provision for credit losses	7,191	837	7,761	7,406
Net interest income after provision for credit losses	15,777	21,664	60,927	58,836
Noninterest income	4,174	3,220	11,667	9,676
Noninterest expenses	15,947	13,590	46,744	42,065
Income before income taxes	4,004	11,294	25,850	26,447
Provision for income taxes	788	2,256	5,131	5,093
Net income	$3,216	$9,038	$20,719	$21,354

Basic and diluted earnings per share	$0.57	$1.61	$3.67	$3.79
Weighted average common shares outstanding	5,653,904	5,629,642	5,643,591	5,628,036

	At	At
	September 30, 2024	December 31, 2023
Book value per share	$34.03	$29.26
Net tangible book value per share (1)	$32.93	$28.12
Outstanding common shares	5,674,126	5,651,311

Notes:
(1) Net tangible book value represents the amount of total tangible assets reduced by our total liabilities. Tangible assets are calculated by reducing total assets, as defined by GAAP, by $5,359 in goodwill and $892, and $1,107 in other intangible assets for September 30, 2024 and December 31, 2023, respectively.

ORANGE COUNTY BANCORP, INC.
LOAN COMPOSITION
(UNAUDITED)
(Dollar Amounts in thousands)

	At September 30, 2024		At December 31, 2023
	Amount	Percent	Amount	Percent
Commercial and industrial (a)	$251,484	14.00%	$273,562	15.66%
Commercial real estate	1,334,580	74.30%	1,259,356	72.08%
Commercial real estate construction	78,227	4.36%	85,725	4.91%
Residential real estate	74,462	4.15%	78,321	4.48%
Home equity	16,064	0.89%	13,546	0.78%
Consumer	41,277	2.30%	36,552	2.09%
Total loans	1,796,094	100.00%	1,747,062	100.00%
Allowance for loan losses	31,023		25,182
Total loans, net	$1,765,071		$1,721,880

(a) - Includes PPP loans of:	$181		$215

ORANGE COUNTY BANCORP, INC.
DEPOSITS BY ACCOUNT TYPE
(UNAUDITED)
(Dollar Amounts in thousands)

	At September 30, 2024			At December 31, 2023
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
Noninterest-bearing demand accounts	$690,419	32.26%	0.00%	$699,203	34.30%	0.00%
Interest bearing demand accounts	342,306	16.00%	0.49%	304,892	14.95%	0.49%
Money market accounts	707,065	33.04%	2.27%	584,976	28.69%	2.04%
Savings accounts	258,302	12.07%	1.39%	228,161	11.19%	1.19%
Certificates of Deposit	141,931	6.63%	4.06%	221,517	10.87%	4.57%
Total	$2,140,023	100.00%	1.27%	$2,038,749	100.00%	1.29%

ORANGE COUNTY BANCORP, INC.
NON-PERFORMING ASSETS
(UNAUDITED)
(Dollar Amounts in thousands)

	September 30, 2024	December 31, 2023

Non-accrual loans:
Commercial and industrial	$199	$556
Commercial real estate	10,725	2,692
Commercial real estate construction	-	-
Residential real estate	8	1,179
Home equity	-	-
Consumer	-	-
Total non-accrual loans	10,932	4,427
Accruing loans 90 days or more past due:
Commercial and industrial	237	-
Commercial real estate	-	-
Commercial real estate construction	-	-
Residential real estate	-	-
Home equity	-	-
Consumer	-	-
Total loans 90 days or more past due	237	-
Total non-performing loans	11,169	4,427
Other real estate owned	-	-
Other non-performing assets	-	-
Total non-performing assets	$11,169	$4,427

Ratios:
Total non-performing loans to total loans	0.62%	0.25%
Total non-performing loans to total assets	0.44%	0.18%
Total non-performing assets to total assets	0.44%	0.18%

Notes:
1 - Includes non-accruing TDRs:	$-	$2,391